Exhibit 99.1

News	Flash!	www.insure.com
8205 South Cass Avenue, Darien, Illinois 60561	Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Quotesmith.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 200
phil@insure.com

Quotesmith.com, Inc. Shareholders
Approve Name Change to Insure.com, Inc.

DARIEN, Illinois (May 18, 2006)  — Quotesmith.com, Inc. (Nasdaq SmallCap: QUOT) today announced that its shareholders have approved a corporate name change to Insure.com.

“We are pleased to announce that our shareholders have today approved management’s request to change our corporate name from Quotesmith.com to Insure.com,” remarked Robert Bland, chairman and CEO. “Our new corporate name is a great asset in that it cleanly describes what we do, how we do it and where we do it. We believe that this change will simplify and enhance our national marketing, administration and public relations efforts going forward.”

The company indicated that it intends to retain QUOT as its Nasdaq trading symbol.

About Quotesmith.com

Originally founded in 1984, Quotesmith.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company’s flagship Web site, www.insure.com, are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 3,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Quotesmith.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to insurance companies and various third parties. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol “QUOT.”

###